Exhibit 10.6

March 18, 2004

Peru Copper Syndicate, Ltd.

Suite 1600 – 777 Dunsmuir Street

Vancouver, BC Canada

V7Y 1K4

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Peru Copper Inc.

Suite 1600 – 777 Dunsmuir Street

Vancouver, BC Canada

V7Y 1K4

Attention: Catherine McLeod-Seltzer

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The Selling Shareholders (as defined herein)

Attention: Catherine McLeod-Seltzer

Dear Sirs/Mesdames:

Re:    Private Placement of Units and Convertible Notes of Peru Copper Inc.

BMO Nesbitt Burns Inc. and Haywood Securities Inc. (“BMO Nesbitt Burns” and “Haywood”, respectively, and together the “Agents”) understand that Peru Copper Inc. (the “Corporation”) is prepared to issue and sell up to 8,571,429 Units (as defined below) of the Corporation at a price of US$1.40 per Unit for gross proceeds of US$12 million on the terms and subject to the conditions contained hereinafter (the “Treasury Offering”).

Each Unit will consist of one non-interest bearing unsecured convertible note (“Note”) of the Corporation plus one-half of a special share purchase warrant (“Special Warrant”).

Each Note is convertible on a one-for-one basis into a Common Share of the Company at any time and will automatically be converted into a Common Share upon completion of an IPO (as defined below).

Each one-half of a Special Warrant is convertible into one-half of a share purchase warrant (“Warrant”) of the Company at any time and will automatically be converted into one-half of a Warrant upon completion of an IPO. Each whole Warrant will entitle the holder to acquire one additional Common Share at a price of US$2.00 per Common Share for a period of 24 months after the First Closing Date.

The Agents also understand that certain of the Peru Copper Shareholders (as defined below) wish to sell up to an additional 3,000,000 Notes at a price of US$1.40 per Note (the “Secondary Offering”).

Each person who purchases Offered Securities (as defined below) will purchase a proportionate interest in the securities offered under each of the Treasury Offering and the Secondary Offering.

The purchase of the Treasury Offering component of the Offering will occur on the First Closing and the purchase of the Secondary Offering component of the Offering will occur on the Second Closing.

Based upon the understanding of the Agents set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation and the Selling Shareholders, the Corporation and the Selling Shareholders hereby appoint the Agents to act as the exclusive agents of the Corporation and the Selling Shareholders to solicit, on a best efforts basis, offers to purchase the Units to be issued under the Treasury Offering and the Notes to be sold under the Secondary Offering (together, the “Offered Securities”) by way of private placement, and the Agents hereby agree to act as such agents. It is understood and agreed that the Agents are under no obligation to purchase any of the Offered Securities, although the Agents may subscribe for and purchase Offered Securities if they so desire.

In consideration for its services hereunder, the Agents shall be entitled to the fees provided for in paragraph 7 of this Agreement.

The terms and conditions of this Agreement are as follows:

1.	Definitions, Interpretation and Schedules

(a)	Definitions: Whenever used in this Agreement:

1.	“Additional Units” means the additional Units described in subsection 9(d) hereof and issued to the Subscribers under this Offering in the circumstances described in that subsection;

2.	“Agents” has the meaning ascribed thereto on the first page of this Agreement;

3.	“Agreement” means this agreement including the Schedules attached hereto, as amended or supplemented from time to time;

4.	“Ancillary Documents” means all agreements, indentures, certificates and other documents executed and delivered, or to be executed and delivered, by the Corporation and the Selling Shareholders in connection with the transactions contemplated by this Agreement or the Subscription Agreements and includes the Subscription Agreements;

5.	“BMO Nesbitt Burns” has the meaning ascribed thereto on the first page of this Agreement;

6.	“Board of Directors” means the board of directors of the Corporation;

7.	“Broker Options” means the broker options to be issued in exchange for the Broker Warrants;

8.	“Broker Option Certificate” means the certificate representing the Broker Options;

9.	“Broker Shares” means the Common Shares which are issuable upon the exercise from time to time of the Broker Options;

10.	“Broker Warrants” means the broker warrants, equal in number to 5% of the number of Units sold in respect of the Treasury Offering (other than up to 785,714 Units included in the Treasury Offering that are sold to persons designated by the Peru Copper Shareholders and other than any Additional Units) which will be exchanged for Broker Options, which in turn will entitle the Agents to purchase up to an equal number of Broker Shares;

11.	“Broker Warrant Certificate” means the certificate representing the Broker Warrants;

12.	“Business Day” means a day which is not a Saturday, Sunday or a statutory or civic holiday in the City of Vancouver, Province of British Columbia or in the City of Toronto, Province of Ontario;

13.	“Closing Date or Closing Dates”, as the context requires, means one or both of the First Closing Date or the Second Closing Date;

14.	“Closing Time” means 11:00 a.m. (Vancouver time) on the Closing Dates or such other time on the Closing Date as the Corporation and the Agents may mutually agree upon;

15.	“Common Shares” means common shares in the capital of the Corporation;

16.	“Corporation” means Peru Copper Inc., a corporation existing under the Canada Business Corporations Act;

17.	“Directed Selling Efforts” means “directed selling efforts” as defined in Regulation S;

18.	“Distribution” means distribution or distribution to the public, as the case may be, as those terms are defined in the Securities Laws of the Qualifying Jurisdictions;

19.	“Expenses” has the meaning given in Section 15;

20.	“Financial Statements” means the audited consolidated financial statements of Peru Copper for the year ended December 31, 2003;

21.	“First Closing” means the closing of the purchase and sale of the Treasury Offering subscribed for by the Subscribers pursuant to the Subscription Agreements;

22.	“First Closing Date” means March 18, 2004 or such other date as the Corporation and BMO Nesbitt Burns may mutually agree upon;

23.	“Foreign Issuer” means “foreign issuer” as defined in Regulation S;

24.	“General Solicitation or General Advertising” means “general solicitation or general advertising” as used in Rule 502(c) of Regulation D;

25.	“Haywood” has the meaning ascribed thereto on the first page of this Agreement;

26.	“Information” means all information regarding the Corporation prepared by the Corporation and provided to the Agents;

27.	“Investment” means the subscription by the Corporation for the Investment Shares;

28.	“Investment Shares” means the 8,571,429 shares in the capital of Peru Copper to be issued to the Corporation pursuant to the Investment;

29.	“IPO” means either a Qualified IPO or a Non-qualified IPO;

30.	“Minera Peru” means Minera Peru Copper Syndicate S.A., a company governed by the laws of Peru;

31.	“Non-qualified IPO” means (i) an initial public offering of Common Shares of the Corporation with an offering amount of less than US$25 million, or a reverse-take over transaction, pursuant to which the Common Shares of the Corporation (in the case of an initial public offering) or common shares of the acquiring company (in the case of a reverse take-over) are listed on the TSX or another internationally recognized stock exchange, provided that the prospectus (the “Prospectus”) with respect to the Non-Qualified IPO qualifies the Underlying Shares and the Warrants or the common shares of the acquiring company issued on the conversion of the Notes and in a reverse take-over transaction such that those securities are freely tradable; or (ii) a merger, amalgamation, arrangement, take-over or other form of corporate transaction pursuant to which an arm’s length third party acquires voting control of the Corporation, provided that such transaction is accepted by holders of not less than 66 2/3% of the Notes and 66 2/3% of the Common Shares and further provided that the holders of 66 2/3% of the Common Shares and 66 2/3% of the Notes receive either cash and/or freely tradeable equity securities that are listed on an internationally recognized stock exchange in connection with such transaction;

32.	“Notes” means the non-interest bearing unsecured convertible notes of the Corporation issued pursuant to a note indenture and having the attributes listed in Schedule C to this Agreement;

33.	“Offered Securities” means up to 8,571,429 Units to be issued under the Treasury Offering and up to 3,000,000 Units to be sold under the Secondary Offering and “Offered Security” means any one of such Units or Notes;

34.	“Offering” means the offering for sale by the Corporation and the Selling Shareholders on a private placement basis only of the Offered Securities;

35.	“Offering Jurisdictions” means the Provinces of British Columbia and Ontario, the United States and such other jurisdictions outside of Canada which are agreed to by the Corporation and the Agents;

36.	“Option Agreement” means the Option Contract for the Transfer of Mining Concessions and related agreements between Empresa Minera Del Centro Del Peru S.A., Minera Peru Copper Syndicate S.A., La Agencia de Promocion de la Inversion - Proinversion dated June 10, 2003 in respect of the Toromocho Mining Project in Peru;

37.	“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;

38.	“Peru Copper” means Peru Copper Syndicate, Ltd., a company governed by the laws of the Cayman Islands;

39.	“Peru Copper Shareholders” means all of the holders of shares of Peru Copper, being Catherine McLeod-Seltzer (as to 10%), Ranchu Copper Investments Limited (as to 25%), Fisherking Holdings Ltd. (as to 15%), Lowell Mineral Exploration, LLC (as to 25%), Sunbeam Opportunities Limited (as to 8.33%), Campania Holding, Inc. (as to 8.33%) and Tangent International Limited (as to 8.33%);

40.	“Properties” means the mineral concessions, surface rights, and all other assets comprising the Toromocho Copper Project in Peru which Minera Peru has an option to acquire, subject to the terms and conditions of the Option Agreement;

41.	“Qualified IPO” means (i) an initial public offering of Common Shares of the Corporation with a minimum offering amount of US$25 million, or a reverse-take over transaction, pursuant to which the Common Shares of the Corporation (in the case of an initial public offering) or common shares of the acquiring company (in the case of a reverse take-over) are listed on the TSX or another internationally recognized stock exchange, provided that the prospectus (the “Prospectus”) with respect to the Qualified IPO qualifies the Underlying Shares and the Warrants or the common shares of the acquiring company issuable upon the conversion of the Notes and the Warrants in a reverse take-over transaction such that those securities are freely tradable; or (ii) a merger, amalgamation, arrangement, take-over or other form of corporate transaction pursuant to which an arm’s length third party acquires voting control of the Corporation, provided that such transaction is accepted by holders of not less than 66 2/3% of the Notes and 66 2/3% of the Common Shares and further provided that the holders of 66 2/3% of the Common Shares and 66 2/3% of the Notes receive either cash and/or freely tradeable equity securities that are listed on an internationally recognized stock exchange in connection with such transaction;

42.	“Regulation D” means Regulation D under the 1933 Act;

43.	“Regulation S” means Regulation S under the 1933 Act;

44.	“Second Closing” means the closing of the purchase and sale of the Secondary Offering subscribed for by the Subscribers pursuant to the Subscription Agreements;

45.	“Second Closing Date” means April 30, 2004 or such other date as the Corporation and BMO Nesbitt Burns may mutually agree upon;

46.	“Secondary Offering” means up to 3,000,000 Notes of the Corporation to be sold by the Selling Shareholders pursuant to this Offering;

47.	“Securities Commissions” means the securities regulatory authorities of the Offering Jurisdictions;

48.	“Securities Laws” means, in respect of each and every offer or sale of Offered Securities, the applicable securities legislation and the regulations thereunder, together with the instruments (including National Instruments and Multilateral Instruments enforce), policies, rules, orders, codes, notices and published interpretation notes of each of the Offering Jurisdictions, as amended, supplemented or replaced from time to time;

49.	“Selling Shareholders” means those Peru Copper Shareholders who have elected to sell Notes under the Secondary Offering;

50.	“Shareholders’ Agreement” has the meaning given in Section 6(b)(iii);

51.	“Special Warrant” means the fully-paid special share purchase warrant issued as part of each Unit;

52.	“Stock Options” means incentive stock options granted to, or reserved for granting to, current or future directors and officers of the Corporation permitting the holders thereof to acquire upon exercise up to an aggregate of 1,500,000 Common Shares at an exercise price of not less than US$1.40 per share;

53.	“Subscribers” collectively means the subscribers of the Offered Securities pursuant to the Subscription Agreements;

54.	“Subscription Agreements” means the subscription agreements to be entered into between the Corporation and the Selling Shareholders, on the one hand, and each of the Subscribers on the other hand;

55.	“Subscription Price” means the price to be paid by the Subscribers for each Offered Security under the Offering, being US$1.40 per Offered Security;

56.	“Subsidiaries” means the companies that are, or will on or before the Closing Time be, the direct and indirect material subsidiaries of the Corporation, including for the purpose of this definition, Peru Copper and Minera Peru, as more particularly set forth in Schedule “A” ;

57.	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as defined in Regulation S;

58.	“Treasury Offering” means up to 8,571,429 Units to be issued by the Corporation, each Unit consisting of one Note and one-half of a Special Warrant;

59.	“TSX” means the Toronto Stock Exchange;

60.	“Underlying Shares” means the Common Shares issuable upon the conversion or automatic conversion of the Notes;

61.	“Unit” means the units issued under the Treasury Offering and consisting of one Note and one-half-of-one Special Warrant;

62.	“United States” means the United States of America as that term is defined in Regulation S;

63.	“U.S. Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D;

64.	“U.S. Affiliate” means BMO Nesbitt Burns Corp. and Haywood Securities (USA) Inc., the United States registered broker-dealer affiliate of the Agents;

65.	“U.S. Person” means a “U.S. Person” as that term is defined in Regulation S;

66.	“Warrant” means a share purchase warrant issued upon the exercise or deemed exercise of a Special Warrant and one whole Warrant will entitle the holder to acquire one Common Share;

67.	“Warrant Shares” means the Common Shares issuable upon due exercise of the Warrants;

68.	“1933 Act” means the United States Securities Act of 1933, as amended; and

69.	“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

(b)	Other Defined Terms: Whenever used in this Agreement, the words and terms “affiliate”, “associate”, “material fact”, “material change”, “misrepresentation”, “senior officer” and “subsidiary” shall have the meanings given to such words or terms in the Applicable Securities Laws unless specifically provided otherwise herein.

(c)	Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(d)	Currency: All references to monetary amounts in this Agreement are to lawful money of the United States of America.

(e)	Schedules: The following schedules are attached to this Agreement and are deemed to be a part of and incorporated in this Agreement:

Schedule	Title
A	Material Subsidiaries and Corporate Structure
B	Attributes of the Notes
C	Officers’ Certificate
D	Agents’s Certificate
E	Material Transactions since date of Financial
Statements

2.	The Offered Securities

(a)	Treasury Offering: The Treasury Offering consists of up to 8,571,429 Units at a price of US$1.40 per Unit. Each Unit consists of one Note and one-half of one Special Warrant. The value attributed to the Note included in each Unit is US$1.33 and the value attributed to the one-half of one Special Warrant in each Unit is US$0.07. While not binding on the Canada Revenue Agency, the Corporation believes that this is a reasonable allocation reflective of the fair value of the Special Warrant and the Note. Each Note is convertible at any time and from time to time at the option of the holder into one Common Share for no additional consideration, provided that upon completion of an IPO the Notes shall automatically convert into Common Shares without any further action on the part of the holders of Notes. Each one-half-of-one Special Warrant is exercisable from time to time, and will automatically be exercised upon completion of an IPO, without payment of further consideration, into one-half-of-one Warrant. Each whole Warrant will entitle the holder to acquire one Common Share at a price of US$2.00 per share for a period of 24 months after the First Closing Date.

(b)	Secondary Offering: Up to an additional 3,000,000 Notes may be sold by Peru Copper Shareholders at a price of US$1.40 per Note. Peru Copper Shareholders wishing to sell pursuant to the Secondary Offering will sell shares of Peru Copper owned by them for an equal number of Notes of the Corporation and sell those Notes pursuant to the Offering.

3.	The Offering

(a)	Sale on Exempt Basis: The Agents (BMO Nesbitt Burns as to 85% of the Offering and Haywood as to 15% of the Offering) will use their commercially reasonable best efforts to arrange for Subscribers of Offered Securities in the Offering Jurisdictions. The Agents shall offer for sale on behalf of the Corporation the Offered Securities in the Offering Jurisdictions in compliance with the Securities Laws of the Offering Jurisdictions and only to such Persons and in such manner so that, pursuant to the provisions of the Securities Laws of the Offering Jurisdictions, no prospectus or offering memorandum or other similar document need be filed with, or delivered to, any Securities Commission in connection therewith. In respect of the foregoing, the Agents shall only offer the Offered Securities for sale on behalf of the Corporation in the United States only through their U.S. Affiliates pursuant to an exemption from the registration requirements of the 1933 Act, in compliance with applicable state securities laws and in accordance with Section 12 hereof.

(b)	Appointment of Co-Agents and Sub-Agents: The Corporation and the Selling Shareholders agree that the Agents have the right to invite one or more investment dealers to form an agency group to participate in the soliciting of offers to purchase the Offered Securities. The Agents shall have the exclusive right to control all compensation arrangements between the members of the underwriting group and all remuneration paid to such additional co-agents or sub-agents shall be paid by the Agents from their compensation hereunder. The Corporation and the Selling Shareholders grant all of the rights and benefits of this Agreement to any investment dealers so appointed by the Agents and appoints BMO Nesbitt Burns as trustee of such rights and benefits for such investment dealers, and BMO Nesbitt Burns hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of such investment dealers. The Agents shall ensure that any investment dealers appointed pursuant to the provisions of this Section 3(b) or with whom the Agents have a contractual relationship with respect to the Offering, if any, agree with the Agents to comply with the covenants and obligations given by the Agents herein.

(c)	Covenants of the Agents: The Agents covenant with the Corporation that (i) they will comply with all Securities Laws of the Offering Jurisdictions in which they solicit or procure subscriptions for Offered Securities, (ii) they will not solicit or procure subscriptions for Offered Securities so as to require the registration thereof or the filing of a prospectus, an offering memorandum or a similar offering document with respect thereto under the laws of any jurisdiction, (iii) they will obtain from each Subscriber an executed Subscription Agreement in a form reasonably acceptable to the Corporation, the Selling Shareholders and BMO Nesbitt Burns. The Agents represent and warrant that they are qualified to so act in the Offering Jurisdictions (other than the United States) in which they solicit or procure subscriptions for the Offered Securities and their US Affiliates are qualified to act in the United States in respect of the solicitation and procurement of subscriptions for the Offered Securities.

(d)	Filings: The Corporation undertakes to file or cause to be filed all forms and undertakings required to be filed thereby in connection with the Offering so that the distribution of the Offered Securities may lawfully occur (including, without limitation, the filing of a Form D pursuant to the 1933 Act) in the Offering Jurisdictions, without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada or the United States. As between the Corporation and the Agents, all fees payable in connection with such filings shall be at the sole expense of the Corporation. The Agents undertake to use commercially reasonable best efforts to cause the Subscribers of the Offered Securities to complete (and it shall be a condition of closing in favour of the

Corporation that the Subscribers complete and deliver to the Corporation) any forms and undertakings required by the Securities Laws of the Offering Jurisdictions.

(e)	No Offering Memorandum: Neither the Corporation nor the Agents shall (i) provide prospective Subscribers with any document or other material that would constitute an offering memorandum within the meaning of the Securities Laws, (ii) engage in any form of General Solicitation or General Advertising in connection with the offer and sale of the Offered Securities, including but not limited to causing the sale of the Offered Securities to be advertised or published in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display or the Internet, or otherwise.

4.	Due Diligence

The Corporation shall allow the Agents and their advisors to conduct all due diligence investigations, including meeting with senior management, technical advisors, legal counsel and the auditors (if any) of the Corporation and the Subsidiaries, as the Agents shall consider appropriate in connection with the Offering on a timely basis and prior to the Closing Time.

5.	Deliveries

(a)	Advance Deliveries: The Agents shall deliver to the Corporation on or prior to the date hereof the Subscription Agreements which, together with the applicable schedules thereto, shall have been completed and executed by the Subscribers.

(b)	Deliveries: By the Closing Time on the Closing Dates:

(i)	all actions required to be taken by or on behalf of the Corporation and the Selling Shareholders including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of the Corporation, shall have occurred in order to complete the transactions contemplated by this Agreement and the Subscription Agreements, including, without limitation, to create and issue the Units, for the Selling Shareholders to sell their shares of Peru Copper for Notes of the Corporation, and for the Corporation to issue the Broker Warrants, and to allot and reserve for issue the Underlying Shares, the Warrants and the Broker Options, the Warrant Shares and the Broker Shares, and a certified copy of all such resolutions shall have been delivered by the Corporation to the Agents;

(ii)	all actions required to be taken by or on behalf of Peru Copper including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of Peru Copper, shall have occurred in order to complete the transactions contemplated by this Agreement, including, without limitation, to create and issue the Investment Shares and to complete the Investment in Peru Copper, and a certified copy of all such resolutions shall have been delivered by Peru Copper to the Agents;

(iii)	the Corporation and Peru Copper shall have delivered or caused to be delivered to the Agents:

A.	a favourable legal opinion of Canadian counsel to the Corporation and Peru Copper, Cassels Brock & Blackwell LLP, and local counsel in the Province of British Columbia acceptable to the Agents, addressed to Corporation, the Agents, legal counsel to the Agents and the Subscribers, and addressing such matters, as the Agents or its legal counsel may reasonably request;

B.	a favourable legal opinion of U.S. counsel to the Corporation and Peru Copper addressed to the Corporation, the Agents, legal counsel to the Agents and the Subscribers, addressing such matters as the Agents or its legal counsel may reasonably request;

C.	favourable legal opinions of Cayman Islands legal counsel and Peruvian legal counsel to the Corporation and the Subsidiaries addressed to the Agents, legal counsel to the Agents and the Subscribers with respect to the corporate structure and ownership of the Subsidiaries (including as to the due issuance of the Investment Shares) and also in respect of the due approval and execution, and binding nature of, the Option Agreement, and Minera Peru’s right and interest in the Properties, and to be in form and substance, acceptable in all reasonable respects to the Agents’s counsel, and addressing such other matters as the Agents or its legal counsel may reasonably request;

D.	certificates dated the Closing Date signed by appropriate officers of the Corporation and of Peru Copper and addressed to, among others, the Agents and the Subscribers with respect to the articles and by-laws of the Corporation and of Peru Copper, the resolutions of the directors and shareholders, if any, of the Corporation and of Peru Copper and any other corporate action taken relating to this Agreement, the Ancillary Documents and the Investment and with respect to such other matters as the Agents or its legal counsel may reasonably request and including specimen signatures of the signing officers of the Corporation and Peru Copper;

E.	a certificate dated the Closing Date addressed to, among others, the Agents and the Subscribers signed by the President and any one other senior officers of the Corporation, and signed by an officer of Peru Copper, acceptable to the Agents substantially in the form of the certificate attached hereto as Schedule “D” and also addressing such additional matters as the Agents or its counsel may reasonably request;

F.	a Subscription Agreement from each Purchaser accepted and signed by the Corporation;

G.	on the First Closing Date definitive certificates representing the Notes and Special Warrants comprising the Units and on the Second Closing Date definitive certificates representing the Notes, in each case registered in the names of the Subscribers or in such other names as the Subscribers may have directed pursuant to the Subscription Agreements;

H.	on the First Closing Date definitive certificates representing the Investment Shares registered in the name of the Corporation;

I.	a fully executed copy of the Shareholders Agreement; and

J.	such further documents as may be contemplated by this Agreement or as the Agents or their legal counsel may reasonably require;

all in form and substance satisfactory to the Agents, acting reasonably;

(iv)	the Corporation shall have delivered or caused to be delivered to the Agents on the First Closing Date definitive certificates representing the Broker Warrants to be issued by the Corporation to the Agents as provided in Section 7(b) of this Agreement against the delivery from the Agents to the Corporation of receipts for such certificate;

(v)	on the First Closing Date the Agents shall have delivered or caused to be delivered to the Corporation, one or more cheques or bank drafts made payable to the Corporation in an amount equal to the aggregate Subscription Price for the Treasury Offering, less an amount equal to the amount of the commission of the Agents (payable in respect of the sale of the Units issued on the First Closing Date) and the Expenses incurred by the Agents in respect of the First Closing;

(vi)	on the Second Closing Date the Agents shall have delivered or caused to be delivered to the Selling Shareholders, one or more cheques or bank drafts made payable to the Selling Shareholders in an amount equal to the aggregate Subscription Price for the Secondary Offering, less an amount equal to the amount of the commission of the Agents (payable in respect of the Notes issued on the Second Closing Date) and the Expenses incurred since the First Closing Date;

(vii)	the Agents shall have delivered or caused to be delivered to the Corporation and the Selling Shareholders:

A.	an executed certificate in the form set forth in Schedule “D” attached hereto regarding the nature of offers and sales of Offered Securities in the United States to, or for the account or benefit of, U.S. Persons; and

B.	such further documents as may be contemplated by this Agreement or as the Corporation, the Selling Shareholders or their legal counsel may reasonably require;

all in form and substance satisfactory to the Corporation, acting reasonably.

6.	Closings

(a)	Closings: The Closings shall be completed at the office of counsel for the Corporation at the Closing Time on the Closing Dates.

(b)	Conditions of Closing: The following are conditions precedent to the obligation of the Agents to complete the Closing and of the Subscribers to purchase the Offered Securities, which conditions the Corporation and the Selling Shareholders covenant and agree to use their commercially reasonable best efforts to fulfill within the time set out herein therefor, and which conditions may be waived in writing in whole or in part by the Agents on their behalf and on behalf of Subscribers, in the Agents’ sole discretion:

(i)	the completion, to the satisfaction of BMO Nesbitt Burns, of any and all technical, financial, legal and other due diligence deemed necessary by BMO Nesbitt Burns, on or prior to the Closing Date;

(ii)	the Agents shall have received the documents set forth in Section 5 of this Agreement to be delivered to the Agents;

(iii)	each of the Corporation, Peru Copper, BMO Nesbitt Burns and the Peru Copper Shareholders shall have entered into a shareholders’ agreement (the “Shareholders’ Agreement”) in form and substance acceptable to BMO Nesbitt Burns;

(iv)	the Investment Shares will have been issued by Peru Copper and registered in the name of the Corporation and will represent 14.6% (19.7% if the Secondary Offering is completed in full) of all of the issued and outstanding shares of Peru Copper on a fully diluted basis;

(v)	the representations and warranties of each of the Corporation and Peru Copper contained herein shall be true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

(vi)	each of the Corporation and Peru Copper shall have complied in all material respects with all covenants, and satisfied all obligations, terms and conditions, contained herein to be complied with and satisfied by each of them at or prior to the Closing Time; and

(vii)	the Agents shall not have previously terminated the obligations thereof pursuant to this Agreement.

7.	Fee

(a)	Commission and Work Fee: In consideration of the agreement of the Agents to act as Agents in respect of the Offering, and in consideration of the services performed and to be performed by the Agents in connection therewith, including, without limitation:

(i)	soliciting offers to purchase the Offered Securities;

(ii)	participating in the preparation of the form of the Subscription Agreements and certain of the Ancillary Documents; and

(iii)	advising the Corporation with respect to the private placement of the Offered Securities;

the Corporation shall pay to the Agents at the First Closing Time against receipt of payment of the Subscription Price for the Treasury Offering, a fee equal to 6% of the aggregate Subscription Price for the Units sold under the Treasury Offering and the Selling Shareholders shall pay to the Agents at the Second Closing Time against receipt of payment of the Subscription Price for the Secondary Offering, a fee equal to 6% of the aggregate Subscription Price for the Notes sold under the Secondary Offering.

(b)	Broker Warrants: In addition to the commission payable to the Agents pursuant to Section 7(a) hereof, as additional consideration for the services performed and to be performed by the Agents hereunder, the Corporation shall issue to the Agents at the Closing Time on the First Closing Date pro rata in accordance with their participating interests set forth in subsection 3(a) herein, the Broker Warrants equal in number to 5% of the Units sold under the Treasury Offering (other than up to 785,714 Units sold to persons designated prior to Closing by the President of Peru Copper and other than any of the Additional Units). The Broker Warrants are exchangeable at any time and will automatically be exchanged upon completion of an IPO, for Broker Options, which will entitle the Agents to purchase, at a price of US$1.40 per share, up to an equivalent number of Notes (if exercised prior to completion of an IPO) or Common Shares (if exercised after an IPO). The Broker Warrants and the Broker Options may be exercised at any time and from time to time after the First Closing Date until the date that is three years following the First Closing Date, and the Broker Warrant Certificate will be in form and substance satisfactory to the Agents and will be delivered to the Agents at the First Closing Time. The Broker Options will be issued and qualified under a prospectus filed in connection with an IPO.

(c)	Covenants, Restrictions on Exercise and Resale: The Agents acknowledge that the Broker Warrants, the Broker Options and the Broker Shares have not been registered under the 1933 Act or the Securities Laws of any state of the United States and that the Broker Warrants may not be exercised in the United States or by or on behalf of a U.S. Person, nor may the Broker Shares be offered or sold in the United States unless an exemption from registration under the 1933 Act and any applicable state Securities Laws is available and an opinion of counsel to such effect in form and substance to the Corporation acting reasonably has been rendered.

8.	Representations and Warranties

Each of the Corporation and Peru Copper hereby represents and warrants to the Agents and the Subscribers, and acknowledges that the Agents and the Subscribers are relying upon each of such covenants, representations and warranties in completing the Closing, as follows:

(a)	The Corporation and each Subsidiary has been incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation set out in Schedule A and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the Properties and assets thereof and each of them has all requisite corporate power and authority to enter into, execute and deliver each of this Agreement, the Subscription Agreements and the Ancillary Documents to which it is a party and to carry out the obligations thereof hereunder and thereunder.

(b)	The Corporation and each Subsidiary is current with all filings required to be made under its jurisdiction of incorporation and all other jurisdictions in which it exists or carries on any material business and has all necessary licences, leases, permits, authorizations and other approvals necessary to permit it to conduct its business as currently conducted, except where the absence of such power or authority or failure to make any filing or obtain any licence, lease, permit, authorization or other approval would not have a material adverse effect on the Corporation and the Subsidiaries, taken as a whole.

(c)	The Corporation and each Subsidiary has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on a material portion of its business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or contemplated to be carried on, by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof, and none of the Corporation or any Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise) or condition (financial or otherwise) of, the Corporation and the Subsidiaries, taken as a whole.

(d)	Neither the Corporation nor any Subsidiary has committed an act of bankruptcy or is insolvent, has proposed a compromise or arrangement to its creditors generally, has had a petition or a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise or arrangement, has taken any proceedings to have itself declared bankrupt or wound-up, has taken any proceedings to have a receiver appointed for any of its Properties or assets or has had any execution or distress become enforceable or become levied upon any of its Properties or assets.

(e)	The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series, of which as of the date hereof there is, and immediately prior to the First Closing there will be, one Common Share issued and outstanding as fully paid and non-assessable. Immediately prior to the First Closing there will not be any outstanding options, rights or privileges (whether preemptive, contractual or otherwise) to purchase any Common Shares or Preferred Shares of the Corporation except pursuant to the Stock Options or the Shareholders Agreement. Immediately prior to the Second Closing there will not be any outstanding options, rights or privileges (whether preemptive, contractual or otherwise) to purchase any Common Shares or Preferred Shares of the Corporation other than the Underlying Shares, pursuant to the Shareholder s Agreement or pursuant to the Stock Options, the Special Warrants or the Broker Warrants. Other than the foregoing no Person will have any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation until after the completion of an IPO.

(f)	Upon completion of the First Closing, the Corporation will be the registered and beneficial owner of 8,571,429 ordinary shares of Peru Copper, representing 14.6% of all of the issued and outstanding shares and other securities of Peru Copper. Immediately upon completion of the Second Closing, the Corporation will be the registered and beneficial owner of 11,571,429 ordinary shares of Peru Copper, representing 19.7% of all of the issued and outstanding shares and other securities of Peru Copper. No Person other than the Corporation in accordance with the terms of the Shareholders Agreement will have any right to acquire any issued or unissued shares or securities convertible or exercisable into shares or other securities of Peru Copper;

(g)	Assuming all of the Offered Securities are sold under the Offering, upon completion of the Second Closing, and upon the exchange by the Peru Copper Shareholders with the Corporation of all of their shares of Peru Copper in consideration of an equal number of Preferred Shares of the Corporation in accordance with the Shareholders Agreement:

(i)	the Corporation will own all of the issued and outstanding shares of Peru Copper and no Person will have any right to require Peru Copper to issue any shares or other securities; and

(ii)	all of the outstanding shares of the Corporation will be owned as follows:

No. of Shares:
(Former) Peru Copper Shareholders:	47,000,000
Subscribers:	11,571,429

and in addition, there will be outstanding only the following rights or options to purchase shares of the Corporation (assuming none of the following has previously been exercised):

No. of Shares issuable on conversion or exercise:
Stock Options:	1,500,000
Warrants	4,285,715
Broker Warrants	389,285

(h)	At the Closing Time Peru Copper will be the registered and beneficial owner of all of the issued and outstanding shares and other securities of Minera Peru and no other person will have any right to acquire any issued or unissued shares or securities convertible or exercisable into shares or other securities of Minera Peru, other than one share of Minera Peru that may be held in trust by a nominee in order to comply with Peruvian law.

(i)	None of the issue of the Offered Securities or the Broker Warrants will be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject. Other than the Shareholders’ Agreement, there are no, and at the First Closing and the Second Closing there will be no, shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of the Corporation or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Corporation.

(j)	The completion of the Investment will not be subject to any pre-emptive right or other contractual right to purchase securities granted by Peru Copper or to which Peru Copper is subject. Other than the Shareholders’ Agreement, there is no, and at the Closing Time there will be no, shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of Peru Copper or pursuant to which any person may have any right or claim in connection with any existing or past equity interest in Peru Copper.

(k)	The outstanding shares of the Subsidiaries are issued and outstanding as fully paid and non-assessable shares and are legally and beneficially owned by the Corporation or a Subsidiary as set forth in Schedule “A” and, except as set forth in Schedule “A”, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of any of the Subsidiaries or for the purchase or acquisition of any of the outstanding shares or other securities of any of the Subsidiaries.

(l)	All necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing, the Offered Securities and at the

Closing Time the Notes and the Special Warrants comprising the Offered Securities will be validly issued as fully paid and non-assessable. All necessary corporate action has been taken by the Corporation to authorize the creation and issuance of, and the delivery of the certificate representing, the Broker Warrants and, when issued in accordance with the provisions of this Agreement, the Broker Warrants will be validly issued and outstanding. All necessary corporate action has been taken by the Corporation to reserve for issuance the Underlying Shares upon the conversion of the Notes, the Warrants upon exercise of the Special Warrants, the Warrant Shares upon due exercise of the Warrants, the Broker Options upon exercise of the Broker Warrants and the Broker Shares upon the due exercise of the Broker Options. Upon the exercise of Warrants and the Broker Options and payment of the requisite consideration for the Warrant Shares and Broker Shares in accordance with the provisions of the Warrants and the Broker Option Certificate, the Warrant Shares and Broker Shares will be validly issued as fully paid and non-assessable shares. All necessary corporate action has been taken by the Corporation to authorize the issuance of, and the delivery of certificates representing, the Underlying Shares upon the conversion of the Notes.

(m)	All necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing, the Investment Shares and at the First Closing Time the Investment Shares will be validly issued as fully-paid and non-assessable shares of Peru Copper. The Investment Shares will represent 14.6% (19.7% if the Secondary Offering is completed in full) of all outstanding shares of Peru Copper.

(n)	None of the Investment, the offering and sale of the Offered Securities, the execution and delivery of this Agreement and the Ancillary Documents, the compliance by the Corporation and Peru Copper with the provisions of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated herein and therein including, without limitation, the issue of the Offered Securities, the Lowell Units, the Broker Warrants and the Investment Shares for the consideration and upon the terms and conditions set forth herein, the issuance of the Underlying Shares, the Warrants, the Warrant Shares, the Broker Options or the Broker Shares for the consideration and upon the terms and conditions set forth in the Notes, the Special Warrants or Broker Warrant Certificate do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under applicable Securities Laws of the Offering Jurisdictions and will be obtained by the Closing Time, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any Subsidiary is a party or by which any of them or any of the Properties or assets thereof is bound, or the articles or by-laws or any other constating document of the Corporation or any Subsidiary or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation or any Subsidiary, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any

Subsidiary or any of the Properties or assets thereof, which could have a material adverse effect on the condition (financial or otherwise), business, Properties or results of operations of the Corporation and the Subsidiaries, taken as a whole.

(o)	The Corporation has all requisite corporate power and capacity to enter into this Agreement and the Ancillary Documents and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereunder, and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and to observe and perform the provisions of this Agreement and the Ancillary Documents in accordance with the provisions hereof and thereunder including, without limitation, the issue of the Offered Securities, the Lowell Units and the Broker Warrants for the consideration and upon the terms and conditions set forth herein, the completion of the Investment concurrently with the completion of the Offering, and the issue of the Underlying Shares, the Warrants, the Warrant Shares, the Broker Options and the Broker Shares for the consideration and upon the terms and conditions set forth in the Notes, the Special Warrants and the Broker Warrant Certificate, respectively.

(p)	Peru Copper has all requisite corporate power and capacity to enter into this Agreement and the Ancillary Documents and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereunder, and Peru Copper has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and to observe and perform the provisions of this Agreement and the Ancillary Documents in accordance with the provisions hereof and thereunder including, without limitation, the issue of the Investment Shares for the consideration and upon the terms and conditions set forth herein.

(q)	This Agreement has been authorized, executed and delivered by each of the Corporation and Peru Copper and constitutes a valid and legally binding obligation of each of them enforceable against each of them in accordance with the terms thereof and upon being executed and delivered the Ancillary Documents (including, without limitation, the Broker Warrant Certificate and the Special Warrants) to which it is a party will constitute valid and legally binding obligations of each of them enforceable against each of them in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(r)	The Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Corporation or Peru Copper which the Corporation or Peru Copper has not disclosed to the Agents which materially adversely affects the assets, liabilities (contingent or otherwise), capital, affairs, business, operations or condition (financial or otherwise) of the Corporation or Peru Copper or the ability of the Corporation or Peru Copper to perform its obligations under this Agreement or the Ancillary Documents or which would otherwise reasonably be considered to be material to any Person intending to make an equity investment in the Corporation.

(s)	There has not occurred any material adverse change in the assets, liabilities (contingent or otherwise), Properties, capital, affairs, business, operations or condition (financial or otherwise) of the Corporation or any Subsidiary which has not been disclosed to the Agents and the Corporation agrees to forthwith notify the Agents in writing prior to the Closing if any of the foregoing occurs prior to, or is reasonably anticipated by the Corporation to occur prior to or within 10 days after, the Closing Date.

(t)	No order preventing, ceasing or suspending trading in any securities of the Corporation or Peru Copper or prohibiting the issue and sale of securities by the Corporation or Peru Copper has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Corporation and Peru Copper, are pending, contemplated or threatened.

(u)	The Financial Statements together with the auditors’ report thereon and the notes thereto have been prepared in accordance with generally accepted accounting principles applicable in Canada applied on a basis consistent with prior periods (except as disclosed in such Financial Statements), are substantially correct in every particular and present fairly the financial condition and position of Peru Copper as at the dates thereof;

(v)	Since the date of the Financial Statements, other than as contemplated in this Agreement or as set forth in Schedule “E”, none of:

(i)	the Corporation or any Subsidiary has paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor;

(ii)	the Corporation or any Subsidiary has incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and

(iii)	the Corporation or any Subsidiary has entered into any material transaction.

(w)	Other than (i) pursuant to the Investment, (ii) pursuant to the Shareholders’ Agreement, and (iii) as contemplated by this Agreement, none of the Corporation or any Subsidiary has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of:

(i)	the purchase of any property or asset or any interest therein or the sale, transfer or other disposition of any property or asset or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise;

(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary; or

(iii)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of any Subsidiary.

(x)	The Corporation and each Subsidiary has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and none of the Corporation or any Subsidiary is aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business or affairs of the Corporation or any Subsidiary and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by any of them or the payment of any material tax, governmental charge, penalty, interest or fine against any of them. There are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation or any Subsidiary which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Corporation and each Subsidiary has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation.

(y)	Neither the Corporation nor any Subsidiary is in violation of any term of the articles or by-laws or any constating document thereof. Neither the Corporation nor any Subsidiary is in violation of any term or provision of any material agreement, indenture or other instrument applicable to it which would result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs or operations of the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary is in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Corporation and Peru Copper, threatened which, in the aggregate, might result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs or operations of the Corporation or any Subsidiary or in any of the material Properties or assets thereof or in any material liability on the part of the Corporation or any Subsidiary or which places, or could place, in question the validity or enforceability of this Agreement, the Ancillary Documents or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto or thereto.

(z)	Minera Peru has been granted the sole and exclusive option to acquire the Properties pursuant to the Option Agreement. The Option Agreement is in force and in good standing and none of the parties thereto are in breach of any of the terms thereof. The Option Agreement is a legal, valid and binding obligation enforceable against each of the parties thereto. Upon exercise of the option under the Option Agreement, Minera Peru will acquire the Properties on the terms set out in the Option Agreement subject only to the royalties set forth therein. Minera Peru has not granted any person any right to acquire any interest under the Option Agreement nor has it assigned any of its rights thereunder.

(aa)	The Option Agreement grants Minera Peru the sole and exclusive right to explore for minerals on the Properties that are subject to the Option Agreement, subject to compliance with applicable laws. Minera Peru has acquired or been granted all necessary surface rights, access rights and other necessary rights and interests relating to the Properties to permit it to explore for minerals, ores and metals and, upon due exercise of the option in accordance with the Option Agreement, Minera Peru will have the right to exploit the resources of minerals on the Properties and develop a mine thereon.

(bb)	The Properties are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated. All leases, licences, permits and claims pursuant to which the Corporation or any Subsidiary derive the interests thereof in such Property and assets are in good standing and, to the knowledge of the Corporation and Peru Copper, after due inquiry, there has been no material default under any such lease, licence, permit or claim. All taxes, concession or lease payments required to be paid with respect to such Properties to the date hereof have been paid

(cc)	None of the Corporation or any Subsidiary is in default of any material term, covenant or condition under or in respect of any judgement, order, agreement or instrument to which it is a party or to which it or any of the Property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Corporation or any Subsidiary is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which would have a material adverse effect upon the condition (financial or otherwise), capital, Properties, assets, operations or business of the Corporation or any Subsidiary.

(dd)	The Corporation and each Subsidiary is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, and has not and is not engaged in any unfair labour practice. There is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Corporation and Peru Copper, threatened against the Corporation or any Subsidiary. No union representation question exists respecting the employees of the Corporation or any

Subsidiary and no collective bargaining agreement is in place or currently being negotiated by the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary has received any notice of any unresolved matter and there are no outstanding orders under any employment or human rights legislation in any jurisdiction in which the Corporation or any Subsidiary carries on business or has employees. No employee has any agreement as to the length of notice required to terminate his or her employment with the Corporation or any Subsidiary in excess of twelve months or equivalent compensation and all benefit and pension plans of the Corporation or any Subsidiary are funded in accordance with applicable laws and no past service funding liability exist thereunder.

(ee)	The Corporation and the Subsidiaries:

(i)	and the Properties, assets and operations thereof comply in all material respects with all applicable “Environmental Laws” (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any “Environmental Activity” (which term includes, without limitation, any past, present or future activity, event or circumstance in respect of a “Contaminant” (which term includes, without limitation, any pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater));

(ii)	do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either the Corporation or any Subsidiary or any of the Properties, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and, to the knowledge of the Corporation and Peru Copper, after due inquiry, neither the Corporation nor any Subsidiary nor any of the Properties, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any “Governmental Authority” (which term includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

(iii)	have not given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity, the Corporation and the Subsidiaries do not have any liability (whether contingent or otherwise) in connection with any Environmental Activity and the Corporation is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Corporation or any Subsidiary or the Properties, assets, business or operations thereof;

(iv)	do not store any Contaminant on the Property and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any Environmental Laws, and there are no Contaminants on any of the premises or Properties at which the Corporation or any Subsidiary carries on business, in each case other than in compliance with Environmental Laws; and

(v)	to the knowledge of the Corporation, Peru Copper and Minera Peru, are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Law.

(ff)	There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation, Peru Copper and Minera Peru, threatened against or which materially adversely affect the Corporation or any Subsidiary or to which any of the Property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, Properties, assets, operations or business of the Corporation or any Subsidiary or the ability of any of them to perform the obligations thereof and none of the Corporation or any Subsidiary is subject to any judgement, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which in the aggregate, would result in a material adverse effect on the condition (financial or otherwise), capital, Properties, assets, operations or business of the Corporation or any Subsidiary or the ability of the Corporation to perform its obligations under this Agreement or the Ancillary Documents.

(gg)	The Corporation has not withheld from the Agents any facts relating to the Corporation, the Subsidiaries, the Properties or the Offering that would be material to Subscribers.

(hh)	The Corporation is not a reporting issuer (or the equivalent) in any Offering Jurisdiction.

9.	Covenants of the Corporation

(a)	Consents and Approvals: Immediately following the acceptance by the Corporation hereof and prior to the Closing Time, the Corporation covenants and agrees with the Agents and the Subscribers that the Corporation will:

(i)	use the best efforts thereof to obtain, to the extent not already obtained, any necessary regulatory consents from the Securities Commissions of the Offering Jurisdictions for the Offering on such terms as are mutually acceptable; and

(ii)	make all necessary filings and use the best efforts thereof to obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement.

(b)	Compliance with Law: The Corporation hereby covenants and agrees with the Agents and the Subscribers that the Corporation will:

(i)	fulfill all legal requirements to permit the creation, issue, offering and sale of the Offered Securities and the Lowell Units, the creation and issue of the Warrants, the Broker Warrants and the Broker Options and the reservation and issue of the Underlying Shares, the Warrant Shares and the Broker Shares as contemplated in this Agreement including, without limitation, in compliance with the Securities Laws of the Offering Jurisdictions to enable the Offered Securities to be offered for sale and sold to the Subscribers, the Lowell Units to be issued to the Person entitled thereto and the Broker Warrants to be issued to the Agents, and to enable the Underlying Shares, the Warrants, the Warrant Shares, the Broker Options and the Broker Shares to be issued, without the necessity of filing a prospectus in the Offering Jurisdictions;

(ii)	the Corporation shall deliver to the Agents a copy of all press releases made and other documents filed with any regulatory authority forthwith upon such press release being made or other document being filed until a period of 30 days after the Second Closing; and

(iii)	within the applicable time periods after each Closing Date the Corporation shall file such documents as may be required under the Securities Laws of the Offering Jurisdictions relating to the offering of the Offered Securities, the Lowell Units and the issue of the Broker Warrants.

(c)	Prospectus Filing: The Corporation hereby covenants and agrees with the Agents and the Subscribers that the Corporation will use its commercially reasonable best efforts to prepare and file the Prospectus in respect of a Qualified IPO in each of the Offering Jurisdictions, as soon as possible, and in any event within six months, after the First Closing Date. The Corporation will ensure that at all relevant times the Prospectus will fully comply with the requirements of the Securities Laws of the Jurisdictions where it is filed and will not contain any misrepresentation and that the information and statements contained therein will be true and correct in all material respects and will provide full, true and plain disclosure of all material facts relating to the Offering, the Corporation, the Subsidiaries, the Properties (including the Option Agreement), the Warrants, the Broker Options and the Underlying Shares.

(d)	Additional Units: If the Corporation does not complete a Qualified IPO within six months after the First Closing Date, the Corporation will issue to Subscribers additional Units (“Additional Units”) equal to 10% of the number of Units and Notes purchased by them under this Offering for no additional consideration. If the Corporation does not complete an IPO within six months after the First Closing Date, the Corporation will issue to Subscribers each month thereafter that an IPO has not been completed Additional Units equal to 1% of the number of Units and Notes purchased by them under this Offering for no additional consideration until the Corporation completes an IPO. The maximum number of Additional Units to be issued as a result of the Corporation’s failure to complete an IPO will be 20% of the total number of Units issued and Notes sold under the Treasury Offering and the Secondary Offering. As an alternative to the issuance of Additional Units, the Corporation, with the prior approval of BMO Nesbitt Burns, may increase the number of Underlying Shares to be issued upon the conversion of the Notes, provided that the net effect of doing so will result in the Subscribers having the same percentage equity interest in the Corporation after the change in the conversion rate as if the Additional Units had been issued.

(e)	Liquidity Event: If the Corporation has not completed an IPO within 12 months following the First Closing Date then, upon it being requested to do so by a Subscriber, the Corporation will use its commercially reasonable best efforts to facilitate a secondary offering of any Notes, or Common Shares acquired on the conversion of Notes, or Warrant Shares, held by Subscribers under this Offering (i) within a period of 30 days following the first anniversary of the First Closing Date or (ii) at any time thereafter so long as the Subscriber is requesting the sale of at least 500,000 Notes, Common Shares and, or Warrant Shares.

(f)	Material Changes: During the period from the date hereof to and including the Second Closing Date, the Corporation shall notify the Agents in writing of:

(i)	the full particulars of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, Properties, affairs, operations, assets, liabilities (contingent or otherwise), capital or control of the Corporation or any Subsidiary;

(ii)	any material fact in relation to the Corporation, any Subsidiary, or any Property or with respect to the Offered Securities, Broker Warrants or Broker Shares, which has arisen or been discovered; and

(iii)	any change in any material fact (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) in relation to the Corporation, any Subsidiary, or any Property or with respect to the Offered Securities, Broker Warrants or Broker Shares, which has arisen or been discovered which fact or change is, or may be, of such a nature as to materially and adversely affect the Corporation, any Subsidiary, any Property or the value of the Offered Securities, Broker Warrants or Broker Shares.

The Corporation shall in good faith discuss with the Agents any fact or change in circumstances (actual or anticipated) which is of such a nature that there is reasonable doubt whether written notice need be given under this Section 9(f), it being understood and agreed that the Corporation in consultation with the Agents shall be entitled to determine whether a material change, material fact or change in a material fact has occurred.

(g)	Use of Proceeds: The Corporation will use the proceeds of the Offered Securities to pay the commission, fees and Expenses of the Agents and the Corporation in connection with this Offering and to purchase the Investment Shares. Peru Copper, through Minera Peru, will use the proceeds so received by it as follows:

(i)	to replace the sum of US$2.0 million that was provided by Lowell Mineral Exploration LLC on behalf of Minera Peru under a letter of credit or other guarantee in favour of Centromin Peru at the time Minera Peru signed the Option Agreement, plus interest in the amount of US$150,000 on the said US$2.0 million;

(ii)	to fulfil its first year expenditure commitments under the terms of the Option Agreement by conducting the first stage drilling and metallurgical testing on the Property as recommended in the technical report prepared for Minera Peru Copper Syndicate S.A. by Independent Mining Consultants, Inc. dated February 13, 2004; and

(iii)	for general corporate purposes.

(h)	Issues of Further Securities: Other than the issuance of:

(i)	the Offered Securities (including the Notes and Special Warrants comprising the Units and the Notes sold pursuant to the Secondary Offering);

(ii)	the Stock Options and the Common Shares issued upon exercise of the Stock Options;

(iii)	the Underlying Shares issued upon conversion of the Notes;

(iv)	the Warrants upon exercise of the Special Warrants and the Warrant Shares issued upon due exercise of the Warrants;

(v)	the Broker Options upon exercise of the Broker Warrants and the Broker Shares issuable upon exercise of the Broker Options;

(vi)	the Notes or Common Shares issued to the Peru Copper Shareholders upon the exchange of their shares of Peru Copper; or

(vii)	securities issued pursuant an IPO,

the Corporation shall not directly or indirectly, offer, issue or sell, grant any option for the sale of, or enter into any derivative transaction relating to or otherwise dispose of (or announce any intention do any of the foregoing), any Notes, Preferred Shares, Common Shares or other equity securities, or securities convertible, exchangeable or exercisable for any Notes, Preferred Shares, Common Shares or equity securities of the Corporation, for a period from the First Closing until six months following the closing of an IPO without the prior written consent of BMO Nesbitt Burns, which consent shall not be unreasonably withheld.

(i)	Engagement of Agent: If the Corporation decides to pursue an IPO, BMO Nesbitt Burns will be offered the opportunity to act as the exclusive financial advisor and lead manager (whether as underwriter, agent or otherwise) and sole bookrunner in respect of the IPO of the Corporation such that BMO Nesbitt Burns shall be entitled to a minimum syndicate participation of 55%.

The terms of any engagement contemplated by this Section 9(i) shall be on reasonable, customary and market competitive terms and the Corporation and BMO Nesbitt Burns shall enter into an agreement setting forth the terms of such engagement

(j)	Insurance: Promptly following the First Closing the Corporation and each Subsidiary will obtain policies of insurance that adequately cover all risks reasonably and prudently foreseeable in the current operation and conduct of their respective businesses which, having regard to the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self insurance.

(k)	Pre-emptive Right: Subscribers will have the right to maintain their pro rata interest in the Corporation under any subsequent offering of securities by the Corporation up to and including an IPO (the “Pre-Emptive Right”) in accordance with the terms and conditions of the Shareholders’ Agreement. Any securities issued pursuant to the Pre-Emptive Right will be subject to the payment of a commission to any agent or underwriter that acted in connection with such offering and the Pre-Emptive Right must be exercised or waived by the Subscriber prior to the commencement of marketing of any such offering.

10.	Representations and Warranties of the Selling Shareholders

(a)	Representations and Warranties of the Selling Shareholders: Each of the Selling Shareholders hereby jointly and not jointly and severally represents and warrants to the Agents as follows, acknowledges that the Agents are relying upon such representations and warranties in entering into this Agreement and that the Subscribers shall, pursuant to their Subscription Agreements, obtain the benefit of such representations and warranties (which are incorporated by reference in such Subscription Agreements) and may rely thereon in entering into such Subscription Agreements:

(i)	all of the Notes to be sold by each of the Selling Shareholders under the Secondary Offering at the Second Closing Date will be legally and beneficially owned by the Selling Shareholders free and clear of any encumbrances;

(ii)	this Agreement has been duly authorized, executed and delivered on behalf of each of the Selling Shareholders and is a legal, valid and binding obligation of each of the Selling Shareholders enforceable in accordance with its terms;

(iii)	each of the Notes to be sold by the Selling Shareholders under the Secondary Offering will be sold in compliance with all securities laws applicable to each Selling Shareholder provided that the representations and warranties of each of the Subscribers in their respective Subscription Agreement is true and correct as at the Closing Time;

(iv)	there are no actions, suits, proceedings or investigations pending or, to the knowledge of each Selling Shareholder, threatened against or affecting the Selling Shareholders at law or in equity which would prevent the Selling Shareholders from delivering the Preferred Shares and fulfilling their obligations hereunder; and

(v)	there is no Person acting for the Selling Shareholder entitled to any brokerage or finder’s fee in connection with this Agreement or any of the transactions contemplated hereunder, except as provided herein.

11.	Covenants of the Selling Shareholders

(a)	Covenants of the Selling Shareholders: Each Selling Shareholder, severally and not jointly, covenants and agrees with the Agents (and acknowledges that the Subscribers, pursuant to the terms of their respective Subscription Agreements, obtain the benefit of these covenants which are incorporated by reference in such Subscription Agreements) that each Selling Shareholder:

(i)	hereby appoints David De Witt as their agent on behalf of all Selling Shareholders to execute all Subscription Agreements and execute such other documents and take such other steps as may be required on behalf of all Selling Shareholders to give effect to the provisions of this Agreement, the Subscription Agreements, the Shareholders’ Agreement and the Ancillary Documents;

(ii)	will enter into the Shareholders Agreement and take all steps that may be required to give effect to its terms;

(iii)	agrees that for a period from the First Closing Date until six months after completion of an IPO they will not sell any shares of the Corporation owned by them without the prior written consent of BMO Nesbitt Burns, such consent not to be unreasonably withheld; and

(iv)	fulfill all legal requirements to permit the offering and sale of the Notes owned by them under the Secondary Offering as contemplated in this Agreement and perform all obligations to be performed by them under the Subscription Agreement.

12.	U.S. Provisions

(a)	Representations and Warranties of the Agents: The Agents hereby represents and warrant to the Corporation, and the Agents hereby represent and warrant on behalf of the U.S. Affiliate, that, in connection with sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person:

(i)	It has offered and sold, and will offer and sell, Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person only to U.S. Accredited Investors and only as provided in Sections 12(a) and 12(b) hereof.

(ii)	Other than any banking and selling group agreement, it has not entered, and will not enter, into any contractual arrangement with respect to the distribution of the Offered Securities in the United States, except with the U.S. Affiliate without the prior written consent of the Corporation. To the extent any selling group member intends to offer and sell Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, the Agents shall require the selling group member to agree in writing, for the benefit of the Corporation, to comply with the same provisions of this Section 12 as apply to the Agents as if such provisions applied to such selling group member.

(iii)	Immediately prior to soliciting such offerees, it had reasonable grounds to believe and did believe that each Person in the United States to whom, or for the account or benefit of whom, a sale, offer or solicitation of an offer to purchase Offered Securities was made was and is a U.S. Accredited Investor.

(iv)	Neither it nor any of its affiliates nor any Person acting on its behalf (except as permitted in Section 12(a) and 12(b) hereof) has made or will make (i) any offer to sell or any solicitation of an offer to purchase Offered Securities to any Person in the United States; (ii) any sale of Offered Securities to any Person unless (A) at the time the buy order was or will have been originated, the Purchaser was outside the United States and not a U.S. Person or (B) the Agents, affiliate or Person acting on its behalf reasonably believed that such Purchaser was outside the United States and not a U.S. Person; or (iii) any Directed Selling Efforts in the United States with respect to the Offered Securities.

(b)	Acknowledgements and Covenants of the Agents: The Agents hereby:

(i)	covenant with the Corporation that

A.	all offers and sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person will be effected through the Agents, through the U.S. Affiliate, in transactions exempt from registration under the 1933 Act and any applicable state Securities Laws and in accordance with all applicable U.S. federal and state broker-dealer requirements,

B.	no written material will be used in connection with the offer or sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, other than a subscription agreement in a form agreed to between the Corporation and the Agents,

C.	offers and sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, shall not be made (i) by any form of General Solicitation or General Advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, Internet or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising by the Agents, its affiliates or any Person acting on its behalf, or (ii) in any manner involving a public offering (within the meaning of Section 4(2) of the 1933 Act),

D.	prior to the completion of any sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, the U.S. Affiliate shall cause each purchaser thereof (a “U.S. Purchaser”) to execute and deliver to the Corporation a subscription agreement in a form agreed to between the Corporation and the Agents and at the Closing, the Agents, together with the U.S. Affiliate, will provide an executed certificate in the form attached to this Agreement as Schedule “G” relating to the manner of the solicitation of offers to purchase, the offer and sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person or written confirmation that it did not sell any Offered Securities in the United States or to or for the account or benefit of a U.S. Person, and

(ii)	acknowledges that the Offered Securities have not been, and will not be, registered under the 1933 Act or the Securities Laws of any state of the United States and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. Person, except pursuant to an exemption from the registration requirements of the 1933 Act and the Securities Laws of the applicable states of the United States.

(c)	Representations and Warranties of the Corporation: The Corporation hereby represents and warrants to the Agents that:

(i)	None of the Corporation, the affiliates thereof nor any Person acting on behalf of any of them has engaged or will engage in any form of General Solicitation or General Advertising or has acted or will act in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act, in either case, in connection with the solicitation of offers to purchase, offer or sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person.

(ii)	Except with respect to Offered Securities offered and sold in the United States or to, or for the account or benefit of, a U.S. Accredited Investor in reliance upon an exemption from registration under Rule 506 of

Regulation D, neither the Corporation nor any of the affiliates thereof, nor any Person acting on behalf of any of them (other than the Agents, the affiliates thereof or any Person acting on behalf of any of them, in respect of which no representation is made), has made, or will make: (A) any, offer to sell, or any solicitation of an offer to buy, any Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person; (B) any sale of Offered Securities unless, at the time the buy order was or will have been made, the purchaser is (i) outside the United States or (ii) the Corporation, its affiliates and any Person acting on behalf of any of them reasonably believe that the purchaser is outside the United States and not a U.S. Person; or (C) any Directed Selling Efforts in the United States with respect to the Offered Securities.

(iii)	During the period in which the Offered Securities are offered for sale, neither the Corporation nor any of the affiliates thereof, nor any Person acting on behalf of any of them, has taken, or will take, any action that would cause the exemptions afforded by Regulation D to be unavailable for offers and sales of Offered Securities.

(iv)	The Corporation is not, and as a result of the sale of the Offered Securities contemplated hereby will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

(v)	Except with respect to the offer and sale of Offered Securities, the Corporation has not, for a period of six months prior to the date hereof, sold, offered for sale or solicited any offer to buy any securities thereof in the United States or to, or for the account or benefit of, a U.S. Person in a manner that would be integrated with the offer and sale of the Offered Securities and would cause the exemption from registration under the 1933 Act set forth in Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Offered Securities.

(vi)	During the period in which the Offered Securities are offered for sale, neither the Corporation nor any of the affiliates thereof, nor any Person acting on behalf of any of them (other than the Agents, the affiliates thereof or any Person acting on behalf of any of them, in respect of which no representation is made) has taken or will take any action that would cause the exemption afforded by Rule 506 of Regulation D to be unavailable for offers and sales of Offered Securities in the United States in accordance with this Agreement or the exclusion from registration under the 1933 Act afforded by Rule 903 of Regulation S to be unavailable for offers and sales of the Offered Securities outside the United States in accordance with this Agreement.

(vii)	The Corporation is a Foreign Issuer and there is no Substantial U.S. Market Interest in the Offered Securities.

(d)	Covenants of the Corporation: The Corporation hereby covenants with:

(i)	the Agents that within 15 days after the first sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person pursuant to Rule 506 of Regulation D, the Corporation will prepare and file with the United States Securities and Exchange Commission a notice on Form D and all other notices required to be filed with any regulatory authority in the United States with respect to Offered Securities offered in the United States or to, or for the account or benefit of, a U.S. Person; and

(ii)	the Agents and the Subscribers that the Corporation will remain a Foreign Issuer for a period of two years after the Closing Date.

13.	Termination

(a)	Right of Termination: The Agents shall be entitled, at their sole option, to terminate and cancel, without any liability on the part of the Agents, all of the obligations thereof under this Agreement and the obligations of any Person who has executed a Subscription Agreement, by notice in writing to that effect delivered to the Corporation and the Selling Shareholders prior to or at the Closing Time if:

(i)	the Agents are not satisfied in their sole discretion with the results of the due diligence review and investigation of the Corporation, the Subsidiaries, the Properties, and the Option Agreement and all related matters conducted by the Agents;

(ii)	there is in the sole opinion of the Agents, acting reasonably, a material change or change in a material fact or new material fact or an undisclosed material fact or material change which has had or could reasonably be expected to have an adverse effect on the condition (financial or otherwise), capital, Properties, assets, operations, business, affairs or profitability of the Corporation, any Subsidiary or the Properties or on the value of the Offered Securities or any other securities of the Corporation;

(iii)	there should develop, occur or come into effect any occurrence of national or international consequence, or any action, event, law or regulation, inquiry, major financial occurrence or other occurrence of any nature whatsoever which, in the sole opinion of the Agents, acting reasonably, seriously affects, or could be expected to seriously affect, the national or international financial markets or the business of the Corporation, any Subsidiary or the Properties or the value of the Offered Securities or any other securities of the Corporation;

(iv)	the state of the financial markets in Canada, the United States or elsewhere where it is planned to market the Offered Securities is such that in the sole opinion of the Agents the Offered Securities cannot profitably be offered for sale;

(v)	there is any inquiry, action, suit, proceeding or investigation (whether formal or informal, instituted or announced or threatened) in relation to the Corporation, any Subsidiary or the Properties or any of the directors, officers or principal shareholders of the Corporation or any Subsidiary which, in the sole opinion of the Agents, acting reasonably, may materially adversely affect the Corporation, any Subsidiary or the Properties;

(vi)	any order or ruling is made by any international, federal, provincial or governmental authority to cease, restrict or suspend trading in any securities of the Corporation is made, threatened or announced by any securities regulatory authority; or

(vii)	the Corporation or its Subsidiary is in breach of any material term, condition, covenant or agreement contained in this Agreement or in any Subscription Agreement or Ancillary Document; it being acknowledged and agreed to by the Corporation that all such terms, conditions, covenants and agreements to be fulfilled at or prior to Closing Time shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by it or its Subsidiaries, that it will use its commercially reasonable best efforts to cause such conditions to be complied with, and any breach or failure by the Corporation or any of its Subsidiaries to comply with any of such conditions shall entitle the Agents, at its option, to terminate its obligations under this Agreement (and the obligations of the Subscribers arranged by it to purchase Offered Securities); it being further understood and agreed that the Agents may waive in whole or in part, or extend the time for compliance with, any of such terms, conditions, covenants and agreements without prejudice to its rights in respect of any other such terms, conditions, covenants and agreements or any other subsequent breach or non-compliance, provided that to be binding on the Agents, any such waiver or extension must be in writing; or

(viii)	any representation or warranty given by the Corporation or its Subsidiaries in this Agreement or in any Subscription Agreement or Ancillary Document is or becomes untrue, false or misleading in any material respect.

(b)	Rights on Termination: Any termination by the Agents pursuant to Section 13(a) hereof shall be effected by notice in writing delivered by the Agents to the Corporation and to Selling Shareholders the address thereof as set out in Section 16 hereof. The right of the Agents to so terminate the obligations thereof under this Agreement is in addition to such other remedies as the Agents may have in respect of any default, act or failure to act of the Corporation or the Selling Shareholders in respect of any of the matters contemplated by this Agreement or otherwise. In the event of a termination by the Agents pursuant to Section 13(a) hereof there shall be no further liability on the part of the Agents to the Corporation and the Selling Shareholders or of the Corporation and the Selling Shareholders to the Agents except any liability which may have arisen or may thereafter arise under either Sections 14 or 15.

14.	Indemnity and Contribution

(a)	Indemnity: The Corporation and Peru Copper (individually an “Indemnifier” and collectively the “Indemnifiers”), jointly and severally, hereby covenant and agree to fully protect, indemnify and save harmless the Agents, the U.S. Affiliates, each of the associates and affiliates of, and the directors, officers, employees, shareholders, partners, counsel, advisors and agents of the Agents, the U.S. Affiliate, (in this Section 14 each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, liabilities, suits, proceedings, costs and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of legal counsel), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, or in consequence of, enforcing the provisions of this Agreement or any Subscription Agreement, or:

(i)	any misrepresentation or alleged misrepresentation in respect of any statement contained herein or in the Information, in connection with the issuance and sale by the Corporation of the Offered Securities (other than a statement relating solely to the Agents);

(ii)	the omission or alleged omission to state in the prospectus filed in connection with an IPO, or any certificate of the Corporation or Peru Copper delivered hereunder or pursuant hereto any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(iii)	any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agents or any member of any agency group formed by the Agents in connection with the Offering, based upon any untrue, false or misleading statement or omission or alleged untrue, false or misleading statement or omission or any misrepresentation or alleged misrepresentation in this Agreement, the Information or the prospectus filed in connection with an IPO which prevents or restricts trading in or the sale or Distribution of the Offered Securities, Underlying Shares, Broker Warrants or Broker Shares in any of the Offering Jurisdictions;

(iv)	the non-compliance or alleged non-compliance by the Corporation or Peru Copper with any of the Securities Laws or any other applicable law in connection with the transactions contemplated herein;

(v)	any negligence or wilful misconduct by the Corporation or Peru Copper relating to or connected with the sale by the Corporation of the Offered Securities; or

(vi)	the breach of, or default under, any term, condition, covenant, agreement or obligation of the Corporation or Peru Copper made or contained herein or in any other document of the Corporation or Peru Copper delivered pursuant hereto or made by the Corporation or Peru Copper in connection with the sale of the Offered Securities or any representation or warranty of the Corporation or Peru Copper made or contained herein or in any other document delivered pursuant hereto or in connection with the sale of the Offered Securities being or being alleged to be untrue, false or misleading;

provided, however, that this indemnity shall not apply in respect of an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that (A) the Indemnified Person has been negligent or dishonest or has committed any fraudulent act in the course of such performance, and (B) the losses, claims, damages, liabilities, costs or expenses as to which indemnification is claimed was directly and primarily caused by the negligence, dishonesty or fraud referred to in (A) above (provided that if such losses, claims, damages, liabilities costs or expenses were caused only in part by such negligence, dishonesty or fraud, the indemnity shall apply only in respect of the proportion of such losses, claims, damages, liabilities costs or expenses which were not so caused). If any matter or thing contemplated by this Section 14 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder (any such thing or matter being referred to as a “Claim”), such Indemnified Person shall notify the Indemnifiers as soon as possible of the nature of such Claim (provided that any failure to so notify an Indemnifier in respect of any potential Claim shall not affect the liability or obligations of such Indemnifier hereunder except to the extent that the Indemnifier is prejudiced by such failure) and the Indemnifiers shall be entitled, but not required, to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement of any such Claim may be made by the Indemnifiers or the Indemnified Person without the prior written consent of the other (acting reasonably) and the Indemnifiers shall not be liable for any settlement of any such Claim unless they have consented in writing to such settlement.

(b)	Selling Shareholder Indemnity: Each of the Selling Shareholders, severally and not jointly, (individually an “Indemnifier” and collectively the “Indemnifiers”), hereby covenants and agrees to fully protect, indemnify and save harmless the Indemnified Persons from and against all losses (other than a loss of profits), claims, damages, liabilities, suits, proceedings, costs and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of legal counsel), of whatsoever nature or kind to a maximum of the aggregate price received by such Selling Shareholder on the sale of Additional Preferred Shares pursuant to the Secondary Offering to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, or in consequence of, enforcing the provisions of this Agreement or any Subscription Agreement, or:

(i)	any misrepresentation or alleged misrepresentation in respect of any statement contained herein or made by the Selling Shareholder, in connection with the sale by the Selling Shareholder of the Notes pursuant to the Secondary Offering (other than a statement relating solely to the Agents);

(ii)	the omission or alleged omission to state in the prospectus filed in connection with an IPO, or any certificate of the Selling Shareholder delivered hereunder or pursuant hereto any material fact relating to the Selling Shareholder required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(iii)	any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agents or any member of any agency group formed by the Agents in connection with the Offering, based upon any untrue, false or misleading statement or omission or alleged untrue, false or misleading statement or omission or any misrepresentation or alleged misrepresentation by the Selling Shareholder in this Agreement or the prospectus filed in connection with an IPO which prevents or restricts trading in or the sale or Distribution of the Offered Securities, Underlying Shares, Warrant Shares, Broker Warrants or Broker Shares in any of the Offering Jurisdictions;

(iv)	the non-compliance or alleged non-compliance by the Selling Shareholder with any of the Securities Laws or any other applicable law in connection with the transactions contemplated herein;

(v)	any negligence or wilful misconduct by the Selling Shareholder relating to or connected with the sale by the Corporation of the Notes by the Selling Shareholder pursuant to the Secondary Offering; or

(vi)	the breach of, or default under, any term, condition, covenant, agreement or obligation of the Selling Shareholders made or contained herein or in any other document of the Selling Shareholders delivered pursuant hereto or made by Selling Shareholder in connection with their sale of the Notes pursuant to the Secondary Offering or any representation or warranty of the Selling Shareholder made or contained herein or in any other document delivered pursuant hereto or in connection with their sale of the Notes being or being alleged to be untrue, false or misleading;

provided, however, that this indemnity shall not apply in respect of an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that (A) the Indemnified Person has been negligent or dishonest or has committed any fraudulent act in the course of such performance, and (B) the losses, claims, damages, liabilities, costs or expenses as to which indemnification is claimed was directly and primarily caused by the negligence, dishonesty or fraud referred to in (A) above (provided that if such losses, claims, damages, liabilities costs or expenses were caused only in part by such negligence, dishonesty or fraud, the indemnity shall apply only in respect of the proportion of such losses, claims, damages, liabilities costs or expenses which were not so caused). If any matter or thing contemplated by this Section 14 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder (any such thing or matter being referred to as a “Claim”), such Indemnified Person shall notify the Indemnifiers as soon as possible of the nature of such Claim (provided that any failure to so notify an Indemnifier in respect of any potential Claim shall not affect the liability or obligations of such Indemnifier hereunder except to the extent that the Indemnifier is prejudiced by such failure) and the Indemnifiers shall be entitled, but not required, to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement of any such Claim may be made by the Indemnifiers or the Indemnified Person without the prior written consent of the other (acting reasonably) and the Indemnifiers shall not be liable for any settlement of any such Claim unless they have consented in writing to such settlement.

(c)	Counsel: In any Claim referred to in Section 14 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person and participate in the defense thereof provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:

(i)	the Indemnifiers fail to assume the defence of such Claim on behalf of the Indemnified Person within ten days of receiving notice of such Claim;

(ii)	an Indemnifier and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or

(iii)	the named parties to such Claim (including any added, third or impleaded parties) include both an Indemnifier and the Indemnified Person and such Indemnified Person has been advised by legal counsel that representation of both such Indemnifier and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing or conflicting interests between them;

in which event or events the Indemnifiers shall not have the right to assume the defense of such Claim on behalf of the Indemnified Person and the fees and disbursements of such separate legal counsel shall be paid by the Indemnifiers, subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this Section 14(c), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Indemnifiers, unless:

(i)	an Indemnifier and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or

(ii)	the Indemnified Persons have or any of them has been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.

(d)	Waiver of Right: The Indemnifiers hereby waive their right to recover contribution from the Agents and the other Indemnified Persons with respect to any liability of the Indemnifiers by reason of or arising out of the indemnity provided by the Indemnifiers in this Section 14; provided, however, that such waiver shall not apply in respect of the Agent for any liability directly caused or caused by reason or arising out of any information or statements relating to, and provided by, the Indemnified Persons or any failure by the Indemnified Persons in connection with this Offering to provide to the Subscribers any document that the Corporation is required by law to provide to the Subscribers and that the Corporation has duly provided or made available to the Indemnified Persons to forward to the Subscribers.

(e)	Contribution:

(i)	In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this Section 14 is, for any reason of policy or otherwise, held to be unenforceable or unavailable, in whole or in part, to an Indemnified Person other than in accordance with the provisions of this Section 14, the Indemnifiers shall contribute to the aggregate losses (other than a loss of profit), claims, damages, liabilities, costs and expenses of the nature contemplated by the said indemnity incurred or paid by the Indemnifiers and the Indemnified Person, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifiers on the one hand and the Indemnified Person on the other hand but also the relative fault of the Indemnifiers and the Indemnified Person, as well as any relevant equitable considerations; provided that in any event the Indemnifiers shall be responsible for any amount in excess of the cash fee actually received from the Indemnifiers under this Agreement by the Agents; and provided further, however, that no Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(ii)	In the event that an Indemnifier is held to be entitled to contribution from the Agents under the provisions of any statute or law, the Indemnifier shall be limited to such contribution in an amount not exceeding the lesser of:

A.	the portion of the amount of the loss or liability giving rise to such contribution for which the Agents is responsible as determined in accordance with Section 14(e)(i) above; and

B.	the amount of the commission (excluding the Broker Warrants, Broker Options and Broker Shares) actually received under this Agreement by the Agents.

(iii)	For purposes of this Section 14(e), each party hereto shall give prompt notice to the other parties hereto of any Claim, action, suit or proceeding threatened or commenced in respect of which a Claim for contribution may be made under this Section 14(e).

(f)	Held in Trust: To the extent that the indemnity contained in Section 14 hereof is given in favour of a Person who is not a party to this Agreement, the Indemnifiers hereby constitute the Agents as trustee for such Person for such indemnity and the covenants given by the Indemnifiers to such Person in this Agreement. The Agents hereby accepts such trust and hold such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Agents in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

(g)	The rights to indemnity and contribution provided in this Section 14 shall be in addition to and not in derogation of any other right to indemnify and/or contribution which the Agents or the Indemnifiers may have by statute or otherwise at law.

15.	Expenses

Whether or not the purchase and sale of the Offered Securities is completed, all costs and expenses incurred in connection with the Offering by the Corporation shall be borne by the Corporation and Peru Copper, including, without limitation, all expenses of or incidental to the sale and distribution of Offered Securities and the Broker Warrants, the fees and expenses (including applicable taxes) of counsel to, and the auditors and transfer agents of, the Corporation and all filing and regulatory fees. In addition to the foregoing, all reasonably incurred costs and expenses (including applicable taxes) of the Agents and counsel and advisors to the Agents (including the reasonable out-of-pocket expenses (including applicable taxes) of the Agents) (the “Expenses”) and which, to the extent that they are then determinable, shall be paid to the Agents from the proceeds of the Offering by way of deduction from the net proceeds at Closing.

16.	Agent’s Authority

The Corporation and the Selling Shareholders shall be entitled to, and shall act on any notice, request, direction, consent, waiver, extension and other communication given or agreement entered into by or on behalf of the Agents by BMO Nesbitt Burns, who shall represent the Agents and have the authority to bind the Agents except in respect of a notice of termination pursuant to Section 13 hereof or the exercise of the indemnity rights set out in Section 14 hereof, which shall require the action of each Agent. Each of the Agents agrees that BMO Nesbitt Burns has been authorized in such regard, as evidenced by their execution of this Agreement.

17.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by telecopier to the following addresses:

in the case of the Corporation, Peru Copper or the agent of the Selling Shareholders:

Peru Copper Syndicate, Ltd.
Suite 1600 – 777 Dunsmuir Street
Vancouver, B.C. V7Y 1K4

Attention:	David De Witt
Telecopier:	604.688.0094

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2100, 40 King Street West
Toronto, ON M5H 3C2

Attention:	Paul M. Stein
Telecopier:	416.350.6949

in the case of the Agents:

BMO Nesbitt Burns Inc.
1 First Canadian Place
4th Floor, P.O. Box 150
Toronto, ON M5X 1H3

Attention:	Jamie Rogers
Telecopier:	604-443-1491

with a copy to:

Blake, Cassels & Graydon LLP
Suite 2600 595 Burrard Street
Vancouver, B.C. V7X 1L3

Attention:	Peter J. O’Callaghan
Telecopier:	604.631.3309

The Corporation, the Selling Shareholders or the Agents may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by telecopier, and shall be deemed to have been given on the day on which it was delivered or sent by telecopier.

18.	Miscellaneous

(a)	Governing Law: This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

(b)	Time of Essence: Time shall be of the essence of this Agreement.

(c)	Survival: All representations, warranties, covenants and agreements of the Corporation, Peru Copper and the Selling Shareholders herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Offered Securities shall survive the purchase and sale of the Offered Securities and the termination of this Agreement and shall continue in full force and effect for the benefit of the Agents and the Subscribers for a period of two (2) years thereafter, regardless of any subsequent disposition of Offered Securities, the Broker Warrants or the Broker Shares or any investigation by or on behalf of the Agents with respect thereto.

(d)	Counterparts: This Agreement may be executed by any one or more of the parties to this Agreement by facsimile or in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(e)	Entire Agreement: This Agreement constitutes the entire agreement between the Corporation, Peru Copper, the Selling Shareholders and the Agents in connection with the issue and sale of the Offered Securities by the Corporation and the Selling Shareholders and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, any engagement agreement or term sheet relating to the Offering between the Corporation, Peru Copper, the Selling Shareholders and the Agents.

(f)	Severability: If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severed from this Agreement.

Would you kindly confirm the agreement of the Corporation and its Subsidiaries to the foregoing by executing and returning this Agreement. We ask that you then execute six duplicate copies of this Agreement and return four such executed copies to BMO Nesbitt Burns Inc.

Yours truly,

BMO NESBITT BURNS INC.		HAYWOOD SECURITIES INC.
By:		By:

“Jamie Rogers”		“Keith L. Peck”
Name:	Jamie Rogers	Name:	Keith L. Peck
Title:	Vice President, Investment and Corporate Banking	Title:	Vice President and Director

The undersigned hereby accepts and agrees to the foregoing as of the 18th day of March, 2004.

PERU COPPER INC.		PERU COPPER SYNDICATE, LTD.

By:	“David E. DeWitt”	By:	“David E. DeWitt”
Name:	David E. DeWitt	Name:	David E. DeWitt
Title:	Director	Title:	Director

FISHERKING HOLDINGS LTD.

By:	“David E. DeWitt”
Name:	David E. DeWitt
Title	Director

RANCHU COPPER INVESTMENTS LTD.		TANGENT INTERNATIONAL LIMITED

By:	“Luis Baertl”	By:	“W. Mueller”
Name:	Luis Baertl	Name:	Werner Mueller
Title:	Director	Title:	Director

LOWELL MINERAL EXPLORATION, LLC		SUNBEAM OPPORTUNITIES LIMITED

By:	“David Lowell”	By:	“Greg Hogan”
Name:	David Lowell	Name:	Greg Hogan
Title:	Director	Title:	Authorized Signatory

CAMPANIA HOLDING, INC.

By:	“Authorized Signatory”
Name:	Authorized Signatory
Title:	Authorized Signatory

“Catherine McLeod-Seltzer”
Catherine McLeod-Seltzer

“Tracy Grobk”
Witness
Name:	Tracy Grobk

Schedule “A”

Material Subsidiaries and Corporate Structure

Peru Copper Syndicate Ltd.

Schedule “B

Attributes of the Notes

The Notes have the following attributes:

(a)	issued under a note indenture;

(b)	unsecured obligations of the Company;

(c)	non-interest bearing;

(d)	convertible in full at the option of the holder at any time, and automatically converted upon completion of an IPO, into common shares of the Company (“Common Shares”) on the basis of one Common Share for each Note;

(e)	the Notes are repayable on demand by the holder, provided that the Company may repay the Notes by the issuance of Common Shares on the basis of one Common Share for each Note;

(f)	holders of Notes are entitled to vote on all matters in conjunction with the holders of Common Shares and are entitled to one vote per Common Share into which each Note is convertible;

(g)	in the event any dividend is declared on the Common Shares, the holders of Notes shall be entitled to participate rateably in such dividend, by way of the payment of interest on the Notes in the amount of the dividend, based on the number of Common Shares into which the Notes are then convertible, and the holder of Notes shall receive payment in priority to the holders of Common Shares;

(h)	in the event of any liquidation, dissolution or winding-up of the Company, the holders of Notes shall be entitled to receive, in cash, in preference to holders of Common Shares of the Company, an amount equal to the original purchase price, plus any declared but unpaid dividends; and

(i)	the Notes will contain standard anti-dilution provisions in the event that any change is made to the Common Shares.

Schedule “C”

Officers’ Certificate

TO:	BMO NESBITT BURNS INC.

AND TO:	THE SUBSCRIBERS OF COMMON SHARES OF PERU COPPER INC.

CERTIFICATE

The undersigned, <*>, the President of Peru Copper Inc. (the “Corporation”), and <*>, the • of the Corporation, and the undersigned <*>, President of Peru Copper Syndicate, Ltd. (“Peru Copper”), hereby certify, for and on behalf of the Corporation and Peru Copper, respectively, in their capacity as respective officers of the Corporation and Peru Copper, and not in their personal capacity, after having made due inquiry, that the following facts, matters and information are true and accurate and not misleading in any material respect:

1.	The Corporation and Peru Copper have complied with all covenants and agreements contained in, and have satisfied all of the terms and conditions of, the Agency Agreement to be complied with and satisfied by the Corporation and Peru Copper, respectively, at or prior to the Closing Time.

2.	The representations and warranties of the Corporation and Peru Copper contained in the Agency Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated thereby.

3.	The Investment has been duly completed and the Corporation is the legal and beneficial owner of • shares of Peru Copper.

4.	Since •, there has been no material adverse change (whether actual, anticipated, proposed, prospective, contemplated or threatened, whether financial or otherwise) in the financial condition, assets, liabilities (contingent or otherwise), business, capital (other than the Reorganization) affairs, operations or prospects of the Corporation, any of the Subsidiaries or any of the Properties or in the capital of the Corporation or any of the Subsidiaries.

5.	This certificate is being made and delivered pursuant to Section • of the Agency Agreement dated as of • between the Corporation, Peru Copper and the Selling Shareholders and the Agents (the “Agency Agreement”) and we acknowledge that the addressees hereof will be relying on this certificate.

Unless otherwise defined herein, all words and terms with the initial letter or letters thereof capitalized in this certificate and not defined herein but defined in the Agency Agreement shall have the meanings given to such capitalized words and terms in the Agency Agreement. The undersigned acknowledge that they are familiar with the definitions given to the capitalized words and terms in the Agency Agreement and such definitions are hereby incorporated by reference.

IN WITNESS WHEREOF the undersigned have executed this certificate as of the              day of             , 2004.

<*>
President,
Peru Copper Inc.

<*>
•
Peru Copper Inc.

<*>
President,
Peru Copper Syndicate, Ltd.

Schedule “D”

Agents’ Certificate

In connection with the private placement of common shares (the “Offered Securities”), Peru Copper Inc. (the “Corporation”) with U.S. “accredited investors” (the “U.S. Private Placees”) pursuant to subscription agreements accepted as of • by the Corporation and BMO Nesbitt Burns Inc. referred to in the Agency Agreement dated as of March 18, 2004 between BMO Nesbitt Burns Inc. and Haywood Securities Inc. (the “Agents”) and the Corporation, Peru Copper Syndicate, Ltd. and certain shareholders of Peru Copper Syndicate, Ltd. (the “Agency Agreement”), BMO Nesbitt Burns Corp. and Haywood Securities (USA) Inc., in their capacities as placement Agents in the United States for the agents (the “U.S. Affiliates”), do hereby certify on a several basis and in respect of themselves only and only to the extent applicable that:

1.	the Offered Securities have been offered and sold in the United States only by the U.S. Affiliates, which was on the dates of such offers and sales a registered broker or dealer with the National Association of Securities Dealers, Inc. (the “NASD”), the United States Securities and Exchange Commission (the “SEC”) pursuant to Section 15(b) of the United States Securities Exchange Act of 1934, as amended, and under the state securities laws of all states where offers and sales of the Offered Securities were made (unless exempted from the respective state’s broker-dealer registration requirements) and is in good standing with the NASD, the SEC and such states on the date hereof;

2.	all offers and sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person have been effected in accordance with all applicable U.S. federal and state broker-dealer laws and regulations governing the registration and conduct of securities brokers and dealers;

3.	no written material was used in connection with the offer or sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, other than a subscription agreement in the form agreed to by the Corporation and the Agents;

4.	based on the assumption that the representations and warranties of the U.S. Private Placees contained in the subscription agreements from the U.S. Private Placees are true and accurate, we have reasonable grounds to believe and do believe that each offeree was an “accredited investor” as defined in Rule 501(a) under the United States Securities Act of 1933, as amended (the “1933 Act”), and, on the date hereof, we continue to believe that each U.S. Private Placee is an accredited investor within the meaning of Regulation D under the 1933 Act (“Regulation D”);

5.	offers and sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person were not made (i) by any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, Internet or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, or (ii) in any manner involving a public offering (within the meaning of Section 4(2) of the 1933 Act);

6.	prior to the completion of any sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, we caused each U.S. Private Placee to sign a subscription agreement in a form acceptable to the Corporation; and

7.	the offering has been conducted in accordance with the Underwriting Agreement.

Words and terms with the initial letter or letters thereof capitalized in this certificate and defined in the Underwriting Agreement shall have the meanings given to such capitalized words and terms in the Underwriting Agreement unless otherwise defined herein.

Dated this <*> day of <*>, 2004.

BMO NESBITT BURNS CORP.	HAYWOOD SECURITIES (USA) INC.
By:	By:

Name:	Name:
Title:	Title:

Schedule “E”

Material Transactions since date of Financial Statements

A.	Offer of Employment to Charles Preble dated February 7, 2004.

B.	Offer of Employment to Tom Findlay dated February 18, 2004.